Exhibit 99.1

Contact:     Mike Cockrell

Treasurer, Chief Financial Officer

& Chief Legal Officer

(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR THIRD QUARTER OF FISCAL 2021

LAUREL, Miss. (August 26, 2021) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the third fiscal quarter and nine months ended July 31, 2021.

Net sales for the third quarter of fiscal 2021 were $1,352.8 million compared with $956.5 million for the same period a year ago. For the quarter, the Company reported net income of $164.8 million, or $7.38 per share, compared with net income of $32.8 million, or $1.48 per share, for the third quarter of fiscal 2020.

Net sales for the first nine months of fiscal 2021 were $3,395.9 million compared with $2,624.2 million for the first nine months of fiscal 2020. Net income for the first nine months of fiscal 2021 totaled $271.2 million, or $12.14 per share, compared with net income of $0.35 million, or $0.02 per share, for the first nine months of fiscal 2020.

Results for the three months ended July 31, 2021, reflect the accrual of $10.2 million before income tax, or $0.35 per share net of income tax, for probable liability for a contribution to the Company’s Employee Stock Ownership Plan, and $45.9 million before income tax, or $1.58 per share net of income tax, for probable liability under the Company’s bonus award programs and equity compensation awards.

Results for the nine months ended July 31, 2020, include a net discrete income tax benefit of approximately $38.1 million related to net operating loss carry-back provisions allowed by the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, which became law during the second fiscal quarter of 2020. Excluding this discrete income tax benefit, the Company’s net loss for the nine months ended July 31, 2020, was $37.7 million, or $1.72 per share.

“Our financial results for the third quarter of fiscal 2021 reflect significantly improved demand and prices for products sold to food service customers, continued strong demand for products sold to retail grocery store customers, reduced volumes due to planned egg set reductions that we implemented during the early stages of the COVID-19 pandemic, and higher costs of feed grains,” stated Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Our results also reflect superior execution in all areas of our business, including live production, processing and sales. We benefitted from improved market conditions for the products we sell to food service customers due to the phased reopening of more food service establishments across the nation. While food service customer demand has improved with more people dining out, consumers also continue to prepare meals at home. As a result, demand for the products we sell to retail grocery store customers remained strong throughout the quarter.

“We produced approximately 1.21 billion pounds during the third quarter, which is 53.2 million, or 4.2 percent, fewer pounds than we would have produced at full production. This reduction in volume is attributable to planned egg set reductions implemented during the early stages of the COVID-19 pandemic to compensate for the decrease in demand from our food service customers.”

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Sanderson Farms Reports Results for Third Quarter of Fiscal 2021

August 26, 2021

According to Sanderson, overall realized prices for chicken products sold to retail grocery store customers remained strong during the third quarter, and volumes reflected the strong demand. In addition, the quoted commodity markets for products sold to food service customers were higher across the board, reflecting the improved demand from food service customers. The average quoted market price for boneless breast meat was 71.4 percent higher during the quarter compared with the third quarter of fiscal 2020, the average market price for bulk leg quarters increased by 66.3 percent, the average market price for chicken breast tenders increased by 107.3 percent and the average market price for jumbo wings increased by 107.0 percent.

During the third quarter of fiscal 2021, the Company’s average feed costs per pound of poultry processed increased by 45.8 percent when compared to the third quarter of fiscal 2020, while prices paid for corn and soybean meal, the Company’s primary feed ingredients, increased 87.7 percent and 50.1 percent, respectively, compared with the third quarter of fiscal 2020. In its report published August 12, 2021, the USDA decreased its yield estimates compared to earlier estimates for both corn and soybeans for the 2021-2022 crop year. Supplies of both corn and soybeans remain tight relative to estimated demand, and the Company expects market prices for both grains to remain elevated relative to historical prices at least for the short term. Had the Company priced its remaining fiscal 2021 feed grain needs at yesterday’s Chicago Board of Trade closing prices, cash paid for feed grains during fiscal 2021 would be higher by $369.0 million compared to fiscal 2020, based on fiscal 2020 volumes. The Company estimates those higher prices, along with estimated basis costs, would increase feed cost per pound of poultry processed during fiscal 2021 by 8.44 cents per pound compared to fiscal 2020.

Sanderson added, “With respect to chicken production levels, the USDA’s latest estimates forecast United States broiler production during calendar year 2021 to increase less than one percent compared to calendar year 2020. While egg sets have returned to pre-pandemic levels, lower hatchability rates have resulted in fewer chicks placed than egg set activity would suggest. We estimate our total production during the fourth quarter of fiscal 2021 will be lower by 3.1 percent compared to the fourth quarter of fiscal 2020. If that projection holds true, our total fiscal 2021 production will be 0.6 percent lower than our fiscal 2020 production.”

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020, and Quarterly Report on Form 10-Q for the quarter ended July 31, 2021, and the following:

(1)

Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2)

Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

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Sanderson Farms Reports Results for Third Quarter of Fiscal 2021

August 26, 2021

(3)

Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4)

Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5)

Various inventory risks due to changes in market conditions, including, but not limited to, the risk that net realizable values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or net realizable value as required by generally accepted accounting principles.

(6)

Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7)	Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8)	Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9)	Changes in the availability and cost of labor and growers.

(10)	The loss of any of the Company’s major customers.

(11)	Inclement weather that could hurt Company flocks or otherwise adversely affect the Company’s operations, or changes in global weather patterns that could affect the supply and price of feed grains.

(12)	Failure to respond to changing consumer preferences and negative or competitive media campaigns.

(13)	Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14)	Unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future.

(15)

Changes resulting from the COVID-19 pandemic, which could exacerbate any of the risks described above, and could include: high absentee rates that have prevented and may continue to prevent the Company from running some of its facilities at full capacity, or could in the future cause facility closures; an inability of contract poultry producers to manage their flocks; supply chain disruptions for feed grains; further changes in customer orders

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Sanderson Farms Reports Results for Third Quarter of Fiscal 2021

August 26, 2021

due to shifting consumer patterns; disruptions in logistics and the distribution chain for the Company’s products; liquidity challenges; and a continued or worsening decline in global commercial activity, among other unfavorable conditions.

(16)

Risks relating to the Company’s recently-announced entry into a definitive agreement to be acquired by a joint venture between Cargill, Incorporated (“Cargill”) and Continental Grain Company (“CGC”), including: the timing, receipt and terms and conditions of any required governmental or regulatory approvals of the proposed transaction and the related transactions involving affiliates of Cargill and CGC that could reduce the anticipated benefits of or cause the parties to abandon the proposed transaction; risks related to the satisfaction of the conditions to closing the proposed transaction (including the failure to obtain necessary regulatory approvals or the approval of the Company’s stockholders), and the related transactions involving affiliates of Cargill and CGC, in the anticipated timeframe or at all; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock; disruption from the proposed transaction making it more difficult to maintain business and operational relationships, including retaining and hiring key personnel and maintaining relationships with the Company’s customers, vendors and others with whom it does business; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into pursuant to the proposed transaction or of the transactions involving affiliates of Cargill and CGC; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed transaction; significant transaction costs; and the risk of litigation and/or regulatory actions related to the proposed transaction or unfavorable results from currently pending litigation and proceedings or litigation and proceedings that could arise in the future.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future production levels, commodity market conditions, grain prices, supply and demand factors, global economic conditions and other industry conditions.

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Sanderson Farms Reports Results for Third Quarter of Fiscal 2021

August 26, 2021

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2021	2020	2021	2020
Net sales	$1,352,756	$956,455	$3,395,942	$2,624,244
Cost and expenses:
Cost of sales	1,049,814	865,997	2,831,072	2,521,804
Selling, general and administrative	87,718	50,590	208,562	156,289

	1,137,532	916,587	3,039,634	2,678,093

Operating income (loss)	215,224	39,868	356,308	(53,849)
Other income (expense)
Interest income	—	466	—	466
Interest expense	(623)	(1,521)	(1,958)	(4,492)
Other	3	2	19	7

	(620)	(1,053)	(1,939)	(4,019)

Income (loss) before income taxes	214,604	38,815	354,369	(57,868)
Income tax expense (benefit)	49,841	6,005	83,217	(58,220)

Net income	$164,763	$32,810	$271,152	$352

Earnings per share:
Basic	$7.38	$1.48	$12.14	$0.02

Diluted	$7.38	$1.48	$12.14	$0.02

Dividends per share	$0.44	$0.32	$1.32	$0.96

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Sanderson Farms Reports Results for Third Quarter of Fiscal 2021

August 26, 2021

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	July 31, 2021	October 31, 2020
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$245,429	$49,061
Accounts receivable, net	211,016	147,546
Receivable from insurance companies	4,138	—
Inventories	364,262	290,007
Refundable income taxes	2,986	33,977
Prepaid expenses and other current assets	62,924	57,544

Total current assets	890,755	578,135
Property, plant and equipment, net	1,227,772	1,224,746
Right-of-use assets	30,849	40,785
Other assets	6,844	5,365

Total assets	$2,156,220	$1,849,031

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$141,367	$111,463
Dividends payable	9,825	—
Accrued expenses	139,798	98,663
Lease liabilities	12,686	13,981

Total current liabilities	303,676	224,107
Long-term debt	—	25,000
Claims payable and other liabilities	13,082	12,175
Deferred income taxes	149,476	141,672
Long-term lease liabilities	18,235	26,804
Commitments and contingencies
Stockholders’ equity:
Common stock	22,329	22,251
Paid-in capital	101,142	90,420
Retained earnings	1,548,280	1,306,602

Total stockholders’ equity	1,671,751	1,419,273

Total liabilities and stockholders’ equity	$2,156,220	$1,849,031

(1)

The Condensed Consolidated Balance Sheet at October 31, 2020, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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